PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into as of the 31st day of October, 1997, by and among BOIS D'ARC RESOURCES, a Louisiana partnership of Wayne L. Laufer and Gary W. Blackie ("Bois D'Arc"), and the other persons identified on the signature pages hereto as a Seller (individually a "Seller" and collectively, "Sellers") and COMSTOCK OIL & GAS -- LOUISIANA, INC., a Nevada corporation ("Purchaser").

                                    RECITALS

     WHEREAS, Sellers are owners of or represent various interests in and to the real and personal property described below:

     (1) The undivided interests in and to the depths and formations depicted on the Exhibit "A" attached hereto, in and to (i) the oil, gas and mineral properties and interests described on Exhibit "A", including but not limited to, leasehold, fee and mineral interests necessary to deliver the net revenue described in Exhibit "A", and payments out of or measured by Production (hereinafter defined) (said undivided interests being herein referred to as the "Leases"); (ii) the units, pooled acreage, spacing, or proration units or other allocation of acreage, and all rights associated therewith, which are applicable to the Leases and have been established by, or in accordance with, (A) applicable contractual provisions regarding unitization, communitization, pooling, spacing or proration, or (B) applicable state or federal law;

     (2) The undivided interests set forth on Exhibit "A" in and to all oil, gas, casinghead gas, condensate, distillate and other liquid or gaseous hydrocarbons and other minerals which are in, under, upon, and produced from or allocable (or to be produced from or allocable) to the Leases (such hydrocarbons and minerals being hereinafter referred to as "Production"), including "pipeline fill" and inventory attributable to the interests described in Exhibit "A", or the proceeds from the sale of such Production;

     (3) All personal property of every kind and character located on the Leases or used in the operation thereof including, without limitation, wells (whether productive or non-productive, active or inactive) (the "Wells"), well equipment, casing, tanks, machinery, gathering lines and systems, treatment facilities, pipelines, boats, barges, platforms and other appurtenances, and any other personal property situated thereon, but specifically excluding those items listed on Schedule 1 hereto (herein individually and collectively called "Wells and Equipment");

     (4) All rights, privileges, benefits, permissions and authorizations (including, without limitation, permits, licenses, servitudes, easements, and rights-of-way) in respect of the use and occupation of the surface of such Leases, and the subsurface depths under the land and premises covered by and benefiting such Leases, but excluding any security bonds or deposits relating to the operation of the Leases (herein called individually and collectively "Rights-of-Way and Permits");


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     (5) All of the orders, gas purchase and sale contracts (wherein Sellers are a selling party), crude purchase and sale agreements (wherein Sellers are a selling party), surface leases, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities and other contracts, agreements and rights which are owned by Sellers, in whole or in part and are (i) appurtenant to the Leases or (ii) used or held for use in connection with the ownership or operation of the Leases or with the Production, treatment on the Leases, sale or disposal of water, hydrocarbons or associated substances (herein called individually and collectively the "Contracts"); and

     (6) All of the files, records and data relating to the items described in subsections (1), (2), (3), (4) and (5) above (the "Records"), including, without limitation, lease files, title records (including abstracts of title, title opinions and title curative documents), contracts, correspondence, geological, geophysical and seismic records, data and information, and production records, electric logs, core data, pressure data and decline curves and graphical production curves and all related matters, to the extent Sellers have the authority to release such Records.

     The Leases, Production, Wells and Equipment, the Rights-of-Way and Permits, the Contracts and the Records referred to in 1 through 6 above are hereinafter sometimes referred to individually and collectively in the singular as "Property."

     WHEREAS, Sellers desire to sell and convey, and Purchaser desires to purchase and receive Sellers' interests as set forth in Exhibit "A" in and to the Property which is described herein, upon and subject to the terms and conditions set forth herein.

     NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Sellers and Purchaser hereby agree as follows:

     1. Sale and Purchase. Sellers agree to sell and convey to Purchaser and Purchaser agrees to purchase and pay for all of Sellers' right, title and interest, as described in Exhibit "A", in and to the Property as hereinafter provided.

     2. Purchase Price. The purchase price for the Property shall be Two Hundred Five Million Dollars ($205,000,000) (the "Purchase Price"), and shall be payable by Purchaser to Sellers in immediately available funds at the Closing (hereinafter defined). However, the Purchase Price shall be subject to adjustment as hereinafter provided. Set forth on Schedule 2 is Purchaser's allocation of the Purchase Price among the properties comprising the Property and Purchaser's allocation of the Purchase Price to each individual Seller based on each such Seller's interest in the Property.


     3. Closing and Effective Date.

          (a) The closing of the sale and purchase of the Property shall take place on or before December 15, 1997 (the "Closing"), at the offices of Purchaser, or at such other time, place or manner as may be mutually agreeable to the parties. The sale of the Property shall be effective as

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of 7:00 a.m. Central Standard Time, on November 1, 1997 (the "Effective  Date").
It is the intent of the parties that Purchaser shall be responsible for all costs associated with operating the Property after the Effective Date and shall be entitled to all revenues attributed by the purchaser of production to the month of November 1997, and thereafter.

          (b) At the Closing, the Property shall be conveyed and transferred by Sellers to Purchaser by the execution and delivery of an Assignment and Bill of Sale (the "Assignment") in substantially the form of Assignment and Bill of Sale attached hereto as Exhibit "B", and such other instruments of conveyance as may be requested by Purchaser. Purchaser shall be entitled to all of Sellers' rights as described in Exhibit "A" (including, without limitation, the rights to all Production and proceeds of Production) appurtenant and attributable to the Property and shall be subject to the duties and obligations attendant with ownership of the Property for the period from and after the Effective Date. Sellers shall be entitled to all of the rights (including, without limitation, the rights to all Production and proceeds of Production) appurtenant and attributable to the Property and shall be subject to the duties and obligations attendant with ownership of the Property, for the period prior to the Effective Date.

     4. Adjustments to Purchase Price. The Purchase Price shall be adjusted at the Closing in accordance with the "Interim Settlement Statement" (hereinafter defined) and in accordance with the "Final Settlement Statement" (hereinafter defined) as follows:

          (a) The Purchase Price shall be increased by the following:

               (1) the value of all merchantable allowable oil or other liquid hydrocarbons in storage owned by Sellers in the tanks or above the pipeline connection or not otherwise accounted for by Purchaser (to be based on the October 1997 prices received by Sellers) at the Effective Date, and not previously sold by Sellers, that is credited to the Property valued at the contract price thereto, or if none, the market price in effect as of the Effective Date, less taxes or gravity adjustments deducted by the purchaser of such oil or other liquid hydrocarbons;

               (2) the amount of all reasonable expenditures made in connection with the ownership, operation and maintenance of the Property (including royalties and rentals) and in accordance with generally accepted accounting principles ("GAAP") and prudent operations, attributable solely to the period from and after the Effective Date and which are paid by or on behalf of Sellers after the Effective Date. Notwithstanding anything in this Agreement, Sellers shall be solely responsible for all tangible and intangible capital costs relative to the drilling, completion and placing on production of the Wells incurred prior to Closing, including but not limited to, seismic acquisition, surface damages, pipeline rights-of-way, and surface restorations (hereinafter referred to as "Capital Expenditures"); provided however, that the Purchase
Price will be increased by an amount equal to all lease acquisition costs relating to prospects that are incurred by Sellers, to the extent such acquisitions are approved in advance in writing by Purchaser;

               (3) an amount equal to all prepaid expenses attributable to the ownership, operation and maintenance of the Property that are paid by or on behalf of Sellers after the Effective Date and prior to the Closing Date and that are, in accordance with GAAP attributable solely to the period from and after the Effective Date; and

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               (4) to the extent the agreements affecting same are acceptable to
Purchaser, any other amount agreed upon by Purchaser and Sellers.

          (b) The Purchase Price shall be decreased by the following:

               (1) the amount of any proceeds from the sale of Production attributable to the period on or after the Effective Date (net of production, severance and similar taxes and assessments measured by or payable out of production) actually received or accrued by or on behalf of Sellers;

               (2) an amount equal to all unpaid ad valorem, property, production, profit, severance and similar taxes and assessments based upon or measured by the ownership of the Property or the production of oil, gas or other minerals therefrom or the receipt of proceeds attributable thereto, which accrue to or are chargeable against the Property (in accordance with GAAP) and which are attributable to the period prior to the Effective Date;

               (3) any amounts received by Sellers (whether prior to or subsequent to the Effective Date) pursuant to "take-or-pay," advance payment or similar provisions of any production sales contract, any gas balancing agreement, or any other agreement, to the extent any purchaser has the right to apply any such amounts to Production delivered after the Effective Date;

               (4) any reduction in the value of the Property resulting from the existence of a Defect (as defined herein) which is not cured or waived prior to Closing; and

               (5) any other amount agreed upon by Purchaser and Sellers.

          (c) All monies received by either party hereto which, under the terms of this Agreement or otherwise, belong to the other party, shall be received in trust by the party receiving such funds, and shall monthly, upon receipt, be paid over to the other party. The parties agree, in this regard, to cooperate fully and to execute, endorse and deliver as expeditiously as practicable such papers, checks and documents as are needed promptly to complete the transfer of such payments;

          (d) After the Closing, if an invoice or other evidence of an obligation relating to the Property is received which is applicable to periods both prior to and after the Effective Date, and is partly the obligation of Sellers and partly the obligation of Purchaser, then each party shall pay its respective portion of such obligation to the obligee, prorated between the parties as of the Effective Date;

          (e) At and after the Closing, Purchaser and Sellers will cooperate fully in notifying all applicable third parties (including the execution by Sellers of such transfer orders, letters in lieu, change of operator, etc., as may be requested by Purchaser) so that notices, proceeds and invoices from such third parties may take into account the fact that Purchaser has acquired the Property as of the Effective Date;

          (f) The provisions of this Section 4 shall survive the Closing hereof.


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     5. Property  Conditions,  Title Review,  Property  Information and Casualty
Losses.

          (a) Property Conditions. Sellers agree that for a period of time commencing upon the date of this Agreement and continuing until 5 business days before Closing (the "Review Period"), Purchaser, personally or through its authorized agents or representatives, shall have the right to make any and all physical inspections of the Property which Purchaser may desire to make or to have made and to make all such other inspections, surveys, tests or other studies (including, but not limited to, environmental assessments and evaluations) as Purchaser deems necessary or desirable. Purchaser, and its authorized agents and representatives, with prior notice to Sellers, may enter upon the Property for the purpose of conducting those inspections, surveys, tests, and studies. If Purchaser shall determine that the condition of the Property is not in compliance with any governmental regulations (including environmental regulations), then upon discovery Purchaser must promptly give written notice to Sellers (but in no event later than the last day of the Review Period) of such condition. Upon receipt of such notice, Sellers shall have the option, but not the obligation, to (a) cure or remedy such condition to the satisfaction of Purchaser (if current remediation of such condition is required by a governmental agency, Sellers agree that the condition shall be remedied in accordance with and to the satisfaction of the appropriate agency's requirements); or (b) agree with Purchaser on a reduction to the Purchase Price, which reduction shall reflect Purchaser's cost to remedy such condition. If the condition cannot be cured or remedied to Purchaser's satisfaction and if agreement cannot be reached on reduction to the Purchase Price, then the affected Property may be excluded by Purchaser from the Property to be acquired by Purchaser hereunder and the Purchase Price shall be reduced according to the value of the affected Property (or that portion of such Property so affected) as determined by the allocated value shown on Schedule 2. In the event the parties fail to agree upon the implementation of either subclause (a) or (b) prior to Closing, and if a reduction of more than 20% in the Purchase Price results from the exclusion by Purchaser of the affected Property, Purchaser may terminate this Agreement by delivery of written notice so indicating to Sellers, in which event this Agreement shall terminate, and the parties hereto shall have no further rights or obligations under this Agreement. Notwithstanding the foregoing, Purchaser shall not be entitled to exclude Main Pass Block 25 pursuant to a Defect unless Purchaser also excludes Main Pass Block 21 from the purchase hereunder.

          (b) Defects. During the Review Period, Sellers shall provide Purchaser, personally or through its authorized agents or representatives, full access during normal business hours to the Selling Group Representative's (as defined herein) office and premises to review and inspect all Records, including, but not limited to, all abstracts of title, lease files, unit files, production and marketing files, title opinions, title files, title records and other files or information in any Seller's possession or to which any such Seller has access which relate to the Property and the status of Sellers' title thereto, and Purchaser shall have the right to make and retain copies of any of such Records.

          (c) Notice of Defect. If during the Review Period, Purchaser determines that the Property is subject to a Defect, Purchaser must give written notice to Sellers of such Defect, the nature of the Defect and furnish Sellers Purchaser's basis for the assertion of such Defect. As soon as practical after such written notice, but no later than (3) business days after the Review Period, Sellers and Purchaser shall meet and use a good faith effort to agree on the Purchase Price adjustment for such Defect. If Sellers and Purchaser cannot agree in good faith on the amount of such a

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Purchase Price  adjustment,  such amount shall be determined in accordance  with the following guidelines:

               (1) If the Defect is that a Seller's Net Revenue Interest ("NRI") for any Property is less than the NRI for such Property as set forth in Exhibit "A", then the portion of the Purchase Price for such Property, as determined by
Schedule 2, shall be adjusted in the same proportion that the actual NRI bears to the NRI shown in Exhibit "A";

               (2) If the Defect is a lien, encumbrance or other charge upon the Property which is liquidated in amount, then the adjustment shall be the sum necessary to be paid to the obligee to remove the Defect from the Property;

               (3) If the Defect is curable and Sellers desire to attempt to cure such Defect, the Purchase Price paid at Closing will be reduced as set forth herein; however, Sellers shall have a period of 60 days from and after Closing in which to cure such Defect. If Sellers are able to cure such Defect to the satisfaction of Purchaser within the 60 day period, Purchaser shall pay to Sellers a sum equal to the amount deducted from the Purchase Price for such Defect; and

               (4) If the Purchase Price adjustment for any such Defect cannot be determined pursuant to clauses (1), (2) or (3) above, and Sellers and Purchaser cannot otherwise agree in good faith on the amount of the adjustment to the Purchase Price, Purchaser may (1) waive the Defect and proceed with Closing or (2) exclude the affected Property and reduce the Purchase Price based upon the value of the affected Property as set forth in Schedule 2. In the event exclusion of the affected Property or adjustment due to Defect results in a reduction of more than 20% of the Purchase Price, Purchaser may terminate this Agreement by delivery of written notice so indicating to Sellers, in which event this Agreement shall terminate, and the parties hereto shall have no further rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, failure by Sellers to deliver the Consents (hereinafter defined) shall not be considered in the calculation of the 20% threshold set forth above.

          (d) Defect Definition. For the purpose of this Agreement, a "Defect" shall be defined as:

               (1) Any encumbrance, lien, mortgage, breach of representation or warranty, production payment, pledge, claim, charge, call on production, default, defect, unleased mineral interest, preferential right or requirement for consent to assignment affecting the Property, except for Consents which are not to be unreasonably withheld or are normally obtained after Closing; or

               (2) A Seller's NRI in any Property is less than the NRI for such Property which is set forth in Exhibit "A", or a Seller's gross working interest ("GWI") in any Property is greater than the working interest shown in Exhibit "A" without a corresponding increase in the NRI in such Property.

          (e) Other Property Information. If, based upon Purchaser's examination of the Records pursuant to Section 5(b) above, Purchaser shall determine that any information, statement

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or data contained in any  information,  reports,  statement or data furnished to
Purchaser or used in its economic analysis of the Property is not true or correct in any material respect, upon discovery of any incorrect information Purchaser may give written notice to Sellers of such inaccuracy or misstatement. Any such notice must be provided during the Review Period or it will be deemed to be waived. Such notice shall provide a summary of such inaccuracy or misstatement. Upon receipt of such notice, Sellers shall have the option, but not the obligation, to (a) cure or remedy such inaccuracy or misstatement to the satisfaction of Purchaser; or (b) agree with Purchaser on a reduction to the Purchase Price which reduction shall reflect Purchaser's cost to remedy such inaccuracy or misstatement. If the inaccuracy or misstatement cannot be cured or remedied to Purchaser's satisfaction and if agreement cannot be reached on reduction to the Purchase Price, then the affected Property shall be excluded from the Property to be acquired by Purchaser hereunder and the Purchase Price shall be reduced according to the value of the affected Property (or that portion of such Property so affected) as set forth in Schedule 2. In the event the parties fail to agree upon the implementation of either subclause (a) or (b) prior to Closing, and if a reduction of more than 20% in the Purchase Price results from the exclusion by Purchaser of the affected Property, Purchaser may terminate this Agreement by delivery of written notice so indicating to Sellers, in which event this Agreement shall terminate, and the parties hereto shall have no further rights or obligations under this Agreement.

          (f) Casualty Loss. If prior to Closing, any Property is substantially damaged or destroyed by fire or other casualty ("Casualty Defect"), Sellers shall notify Purchaser promptly after Sellers learn of such event. Sellers shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing the property affected thereby with equivalent items, no later than the date of Closing. If any Casualty Defects exist at Closing, Purchaser may proceed to purchase the Property affected thereby, and the Purchase Price shall be reduced by the aggregate reduction in the value of such Property on account of such Casualty Defects, as determined by the mutual agreement of the parties, or if the parties are unable to agree on such amount prior to Closing, then such determination shall be made by an appraiser chosen by the parties (acting in good faith) and knowledgeable in the field to determine such value. Notwithstanding anything to the contrary contained herein, Sellers shall be entitled to retain all insurance proceeds and claims against other parties in respect of any such Casualty Defect which occurs prior to Closing unless no reduction is made in the Purchase Price as a result of such Casualty Defect, in which event Purchaser shall be entitled to the insurance proceeds and claims against other parties arising from such Casualty Defect; provided, however, if in the sole opinion of Purchaser, any Casualty Defect materially and adversely affects the value of the Assets as a whole, then Purchaser may terminate this Agreement.

     6. Sellers' Representations, Warranties and Covenants. Sellers jointly and severally represent, warrant and covenant to Purchaser that:

          (a) Each of the named Sellers (i) is a person, partnership or other entity duly organized, validly existing and in good standing under the laws of the state of its organization (to the extent applicable); (ii) is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Agreement; and (iii) possesses all requisite authority, power, licenses, permits and franchises to conduct its business and execute, deliver and comply with the terms and provisions of this Agreement

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and any other document,  instrument or agreement provided for herein,  including the Assignment, all of which have been duly authorized and approved by all necessary corporate or other organizational action and for which no further approval or consent is required;

          (b) This Agreement has been duly executed and delivered on behalf of Seller, and is binding and enforceable against each Seller in accordance with its terms. All documents and instruments required hereunder to be executed and delivered by each Seller shall have been duly executed and delivered at Closing, and the execution, delivery and performance of this Agreement by such Seller and the consummation of transactions contemplated hereby will not constitute a breach of, an event of default under, a violation of, or a conflict with any agreement or other instrument to which such Seller is a party (except to the extent such instrument may be released at the Closing), nor will the same cause such Seller to be in violation of its Articles of Incorporation or Bylaws, as the case may be, or any applicable laws or regulations or any order of any court or governmental agency having jurisdiction;

          (c) The Wells (other than Ship Shoal 69) are currently operated by Bois D'Arc Operating Corporation, a Louisiana corporation ("BOC"), and, after Closing will be operated by Purchaser. BOC shall operate such Wells from the date of this Agreement until Closing in a prudent, good and workmanlike manner and in accordance with all valid laws, regulations and orders of governmental authorities having jurisdiction and in accordance with existing arrangements for such operations;

          (d) All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Property or the Production or the receipt of proceeds therefrom, which have become due and payable prior to the date hereof with respect to the Property have been properly paid, and Sellers' allocable share of such taxes and assessments which become due and payable prior to the Closing shall be properly paid by Sellers;

          (e) No Seller has incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Purchaser shall have any responsibility whatsoever;

          (f) Prior to the Closing, Sellers will pay or cause to be paid all costs and expenses incurred in connection with the Property and will comply with all contracts or other agreements relating to the Property incurred while owned by Sellers;

          (g) To the best of each Seller's information and belief, all laws, regulations and orders of all governmental agencies having jurisdiction over the Property have been and shall continue to be complied with until the Closing;

          (h) There are no first rights of refusal, consents, authorizations, preferential rights, options, or claims of a similar nature affecting the Property, other than those listed on Exhibit "C" (the "Consents");


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          (i) Sellers  shall,  upon  request,  subrogate  Purchaser to any claim which Sellers may have against any third party, prior owner, vendor or assignor with respect to the Property, or the title thereto for periods after the Effective Date;

          (j) Except as set forth in Exhibit "D", there are no "imbalances" which allow any other party to make up production at any time after the Effective Date, under any operating agreement, gas balancing agreement and storage agreement, gas transportation agreement, gas processing or dehydration agreement, or other similar agreement relating to the Property;

          (k) Except as listed on Exhibit "E" hereto, no Seller has directly or indirectly reserved or retained any recorded or unrecorded interest or rights in any of the Property, and no Seller shall reserve any recorded or unrecorded executory interest or rights relating to the Property;

          (l) The Assignment to Purchaser shall contain a special warranty (by, through and under Seller, but not otherwise) by Sellers that Sellers have marketable title to the Property;

          (m) Except as set forth on Exhibit "F" hereto, the Property is not subject to any restriction, reservation, reversionary interest, drilling or development obligation, or other material obligation or burden on the operation or the disposition of Production attributable to the Property;

          (n) No part of any of the Property is affected by any prepayment arrangement under any contract for the sale of oil or gas, or by any production payment or any other arrangement for delivery of oil or gas produced from any of the Property at some future time without Purchaser then or thereafter receiving full payment therefor, and no third party now has or at Closing will have any right to take makeup gas for which it has already paid. As of the Effective Date, there are no volumes of makeup gas owing or accumulated transportation credits due to gas purchasers on account of any "take or pay" or other provisions of any contract and Sellers have not produced or sold more than its pro-rata share of the gas from any wells included in the Property;

          (o) There are no gas purchase or sale agreements, and no gas gathering or transportation agreements affecting the Property, which are subject to a term longer than thirty (30) days, except as set forth on Exhibit "G" attached hereto;

          (p) Without the prior written consent of Purchaser, Sellers (i) shall not enter into any new agreements or commitments affecting the Property which extend beyond the Closing (other than a formal agreement among BOC, Bayou City Pipeline, Inc. and Gulfmark Energy, Inc., which contains the terms substantially as set forth on Exhibit "H", and (ii) will not modify or terminate any agreements affecting any of the Property, including, without limitation, any oil and gas leases, unitization or pooling agreements, operating agreements, pipeline agreements, processing agreements and hydrocarbon sales contracts, and
(iii) will not further encumber, sell, mortgage, release, abandon or otherwise dispose of any of the Property or any interests therein;

          (q) There is not any suit, action or other proceeding pending or threatened which affects or relates to the Property, or seeks to restrain or prohibit any Seller from selling or conveying the Property to Purchaser. Sellers shall promptly notify Purchaser of any such proceedings which may arise or be threatened prior to Closing;

          (r) There are no operating agreements with third parties affecting the Property except those set forth on Exhibit "I" hereto;

          (s) No Seller has knowledge and has not received any notice of any claimed default (or any event which, with the giving of notice or the passage of time, or both, would constitute a default) under (i) the Leases, (ii) any order, writ, injunction or decree of any court, commission or administrative agency affecting the Property or (iii) any other agreement affecting the Property. Sellers shall promptly notify Purchaser of any such notice hereafter received by any Seller and the occurrence of any such event of which any Seller becomes aware prior to Closing;

          (t) There are no tax partnerships affecting any of the Property;

          (u) No Production from any well on the Property has occurred in excess of that permitted by law, orders or regulations;

          (v) There will be no material injury or damage to any of the Property which has not been fully repaired, replaced or rebuilt;

          (w) There has been no substantial change in condition of the Property between the date hereof and Closing;

          (x) All easements, rights-of-way, permits, crossing agreements, and surface rights included in the Property are in full force and effect and are valid and subsisting, and freely assignable, and all rentals and other payments due thereunder have been properly and timely paid and all conditions necessary to keep them in force have been duly performed;

          (y) Each of the Leases to be conveyed is valid and in full force and effect, and Sellers have performed all obligations required to be performed under such Leases, or any other instruments and agreements relating to the Properties, and is not in default thereunder;

          (z) There is attributable to the interests conveyed not less than the fractional NRI for each Property on Exhibit "A" hereto, and the expense-bearing interest to be conveyed does not exceed the fractional interest specified under "working interest" for each Property on Exhibit "A" hereto;

          (aa) All rentals, bonuses and royalties on Production, and any other interests payable out of Production, have been timely and fully paid and discharged, and all conditions necessary to keep the Leases in full force have been performed and no proceeds from the sale of Production attributable to the Property are currently being held in suspense by any purchaser thereof;

          (bb) Sellers have not collected any proceeds from the sale of Production attributable to the Property for any period prior to the Effective Date which are subject to refund, or if so, that any such refund, if not otherwise accounted for under this Agreement, shall be the sole responsibility of Sellers;

          (cc) Except as set forth on Exhibit "J", there are no wells located on the Property that Sellers are obligated by law or contract to plug and abandon, that Sellers will be obligated by law or contract to plug and abandon with the lapse of time or notice, or both, because the well is not currently capable of producing production in commercial quantities, or that are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Property;

          (dd) To the best of each Seller's information and belief, there are no presently existing environmental conditions (as defined by existing federal or state regulations) affecting the Property, which might give rise to a cause of action on behalf of any governmental agency or third party, against either Purchaser or any Seller; and

          (ff) All capital expenditures have been fully paid.

          All the information, statistics, summaries and other data furnished by Sellers in connection with the transactions contemplated hereby (the "Information") are furnished or will be furnished for Purchaser's use at Purchaser's sole risk. All Information has been compiled or prepared by Sellers based on their files and records and the Information is believed to be correct, but except as otherwise provided herein, Sellers make no representation, express or implied, as to the accuracy, correctness, completeness or the adequacy of the Information and do not warrant or guarantee the Information in any way. Purchaser shall be responsible for making such independent investigation and evaluation of the Properties as Purchaser shall deem appropriate, realizing that Sellers assume no liability to Purchaser or any other party for any reliance which may be placed on the Information or any statements made herein.
Notwithstanding the foregoing, Sellers acknowledge that Purchaser shall be entitled to seek adjustment to the Purchase Price for any inaccuracies or omissions relating to the Information that Purchaser discovers during the Review Period.

          Sellers will convey the Property with full substitution and subrogation in and to all rights and actions of warranty that Sellers have or may have against all preceding owners and sellers of the Property. Sellers make no representation or warranty as to the quality, marketability or environmental condition of the wells, fixtures, facilities, equipment, lines and materials located on the Properties, and the same are to be sold on an "as is, where is" basis and condition. SELLERS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR USE OF SUCH EQUIPMENT AND OTHER PERSONAL PROPERTY LOCATED ON OR INCLUDED IN THE PROPERTIES.

     The provisions of this Section 6 shall survive  Closing for a period of two
(2) years following Closing.

     7. Purchaser's Representations. Purchaser represents to Sellers that:

          (a) Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (ii) is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Agreement; and (iii) possesses all requisite authority, power, licenses, permits and franchises to conduct its business and execute, deliver and comply with the terms and provisions of this Agreement and any other document, instrument or agreement provided for herein, all of which have been duly authorized and approved by all necessary corporate action and for which no further approval or consent is required;

          (b) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with (i) any agreement or instrument to which Purchaser is a party; or (ii) any judgment or decree applicable to Purchaser as a party in interest with respect thereto; and

          (c) This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Purchaser (or its assignees) shall have been duly executed and delivered.

     The provisions of this Section 7 shall survive  Closing for a period of two
(2) years following Closing.

     8. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transaction provided for herein are subject, at the option of Purchaser, to the fulfillment on or prior to Closing, of each of the following conditions:

          (a) Representations. The representations and warranties of each Seller herein contained shall be true and correct in all material respects at Closing as though made on and as of such date (unless appropriate adjustments or remediation has been made in accordance with Section 5 hereof).

          (b) Performance. Sellers shall have performed all obligations, covenants and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing.

          (c) Pending Matters. No suit, action or other proceedings shall be pending or threatened (a) against any Seller before any court or governmental agency which might result in impairment or loss of value as to such Seller's title to any part of the Property (other than normally encountered title disputes which are not, as to the Property involved, material and which do not represent serious threats to the loss of title); or (b) which seeks to restrain; enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

          (d) Liability. No liability which affects, in a materially adverse manner, the Property or Purchaser's ability to receive the economic benefits therefrom has been or is threatened to be asserted with respect to the Property relating to pricing, violations of laws, rules or regulations administered by the Department of Energy, the Federal Energy Regulatory Commission, or any other governmental agency or department.

          (e) Defects. No Defects shall be present, which are not cured by Sellers, waived by Purchaser or for which no adjustment has been made to the Purchase Price as provided herein.

          (f) Records and Access. Sellers shall have afforded Purchaser and its officers, employees and representatives timely access to the Records.

          (g) Purchaser named Operator. Purchaser shall be named operator of the Properties that are presently operated by BOC.

     It is understood by the parties that the assignment of the State of Louisiana Leases must be approved by the State Mineral Board, and the assignment of the Federal Leases must be approved by the Minerals Management Service, but such administrative procedures shall not delay in any manner the delivery of the Assignments by Sellers or the payment by Purchaser of the Purchase Price.

     9. Sellers' Obligation at Closing. At the Closing, Sellers shall deliver to Purchaser the following items (except that the Interim Settlement Statement shall be delivered five (5) days prior to the date of Closing):

          (a) The Assignments, duly executed and acknowledged by each Seller;

          (b) Duly executed and acknowledged releases of all liens and burdens on the Property or on Production therefrom or attributable thereto;

          (c) Executed transfer orders (or letters in lieu thereof) or amended Division Orders addressed to all purchasers of production from the Property;

          (d) Any other executed documents or instruments which may be required to consummate the transactions contemplated herein and to fully vest Purchaser with title to the Property as contemplated hereby;

          (e) The Interim Settlement Statement, which shall set forth the Purchase Price and adjustments thereto provided for in this Agreement which are or may be determined at or prior to the Closing, such Interim Settlement Statement to be subject to later adjustment pursuant to Section 14 hereof; and

          (f) All of the Records, including any proprietary and seismic data; provided that Sellers shall have the right, at their expense to make copies thereof. To the extent Sellers are unable to transfer or assign any proprietary data or licenses, Sellers will use their best efforts in assisting Purchaser to obtain all licenses necessary to operate the Property.

     10. Purchaser's Obligations at Closing. At the Closing, Purchaser shall:

          (a) Deliver to Seller the Purchase Price, with adjustments and credits, in cash or other immediately available funds (and subject to a subsequent adjustment pursuant to Section 14); and

          (b) Execute any other documents or instruments which may be required to consummate the transactions contemplated herein.

     11. Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other shall be in writing. Any notice, demand or communication required or permitted hereunder shall be deemed to be delivered on actual receipt or three (3) days after being sent by Federal Express or Certified Mail to Sellers or Purchaser, which ever occurs first, respectively, as follows:

         SELLER:                             PURCHASER:

c/o Bois d'Arc Operating Corporation      Comstock Oil & Gas -- Louisiana, Inc.
3330 Monte Villa Parkway,                 5005 LBJ Frwy., Suite 1000
Suite 130                                 Dallas, TX 75244
Bothell, WA 98021                         Attn:  Mr. M. Jay Allison
Attn:    Mr. Wayne L. Laufer              President and Chief Executive Officer
President                                 Telephone:  (972) 701-2000
Telephone:        (206) 481-8498          Fax:        (972) 701-2111
Fax:              (206) 481-9413

or such other address as Purchaser or Sellers may, from time to time, designate pursuant to the terms hereof. A facsimile transmission shall be considered an original document for purposes of providing notice under this section.

     12. Furnishing Data and Information. Sellers also agree to promptly cooperate in providing all Records necessary for Purchaser to conduct its due diligence under the terms of this Agreement. For a period of five (5) years following the Closing, Purchaser shall allow Sellers access to the Records during normal business hours of Purchaser, and Sellers shall have the right, at their own expense, to make copies thereof. In addition, for a period of three
(3) years following the Closing, Purchaser shall provide Sellers access to well data for new wells drilled by Purchaser on the Leases.

     13. Post-Closing Adjustments. As soon as practicable after the Closing and in any event within 60 days after Closing, Sellers shall prepare and deliver to Purchaser, in accordance with this Agreement and GAAP, a statement (the "Final Settlement Statement") setting forth each adjustment or payment pursuant to
Section 4 hereof that was not finally determined as of the Closing ("Post-Closing Adjustments") and showing the calculation of such Post-Closing Adjustments and the aggregate amount thereof. Within ten business days after receipt of the Final Settlement Statement, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to the Final Settlement Statement. The parties undertake to agree with respect to the amounts of such Post-Closing Adjustments no later than 90 days after the Closing Date. The date upon which such agreement is reached or upon which the aggregate amount of the adjustments are finally established shall be herein called the "Final Settlement Date". Sellers shall pay to Purchaser, or Purchaser shall pay to Sellers, as the case may be, within five (5) business days after the Final Settlement Date the amount of such adjustments (as finally established), by means of wire transfer in immediately available funds or by means of bank check.

     14. Failure To Perform. If Sellers should fail to fully and timely perform any of their obligations hereunder, or should fail to consummate the sale of the Property, except due to the Purchaser's default, Purchaser may, at its option, enforce specific performance of this Agreement, bring suit for damages against the Sellers, or terminate this Agreement. If Purchaser should fail to fully and timely perform any of its obligations hereunder, and fail to consummate the purchase of the

Property, except due to any Seller's default or other provisions in this Agreement that permit Purchaser to terminate this Agreement, Sellers may, at their option, enforce specific performance of this Agreement, bring suit for damages against Purchaser, or terminate this Agreement.

     15. Termination.

          (a) This  Agreement  may be  terminated at any time at or prior to the
Closing:

               (1) by mutual written consent of Purchaser and the Selling Group Representative;

               (2) by Purchaser on the date of Closing if the conditions set forth in Section 8 have not been satisfied in all respects by Sellers or waived by Purchaser in writing by the Closing;

               (3) by Purchaser or the Selling Group Representative if the Closing shall not have occurred on or before December 22, 1997; provided, however, that no party hereto can so terminate this Agreement if such party is at such time in material breach of any provision of this Agreement;

               (4) by any party if any governmental authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; and

               (5) by Purchaser if the aggregate amount of all adjustments to the Purchase Price for Defects exceeds 20% of the Purchase Price.

          (b) In the event that Closing does not occur as a result of any party exercising its right to terminate pursuant to Section 15(a), then this Agreement shall be null and void and no party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any party from any liability for any breach hereof.

     16. Indemnification by Sellers.

          (a) Sellers agree to jointly and severally indemnify and save and hold harmless Purchaser against and from, any loss, damage or expense sustained by Purchaser arising out of or resulting from any breach of any of any Seller's representations and warranties made hereunder and not waived by Purchaser.

          (b) Sellers agree to jointly and severally indemnify and save and hold harmless Purchaser against all claims, liabilities, costs, expenses, windfall profit taxes and liability, arising out of the ownership or operation of the Property, and based upon the occurrence of events or the accrual of obligations or liabilities prior to Closing.

          (c) If any claims for brokerage fees are asserted against Purchaser in connection with this transaction based upon alleged commitments made by Seller, Seller shall indemnify

Purchaser against all such claims and reimburse Purchaser for all reasonable expenses incurred in responding to such claims, including reasonable attorney's fees.

          (d) Notwithstanding anything to the contrary contained herein, Sellers shall not be required to indemnify Purchaser for matters resulting from Purchaser's own gross negligence or willful misconduct.

          (e) The provisions of this Section 16 shall survive Closing.

     17. Indemnification by Purchaser.

          (a) Purchaser agrees to indemnify and save and hold harmless Sellers against and from, any loss, damage or expense sustained by Sellers arising out of or resulting from any breach of any of Purchaser's representations and warranties made hereunder and not waived by Sellers.

          (b) Purchaser shall assume and hereby agrees to pay, honor, discharge and perform fully and timely, the obligations and liabilities directly associated with each Seller's interest in the Property, which are attributable to the period of time from and after the Closing.

          (c) Purchaser agrees to indemnify and save and hold harmless Sellers against all claims, costs, expenses, windfall profits taxes and liabilities arising out of the ownership or operation of the Property and based upon the occurrence of events, the accrual of obligations or liabilities or the existence of conditions on and subsequent to the Closing (but not including those incurred with respect to the purchase of each Seller's interest in the Property or the negotiations leading to such purchase).

          (d) If any claims for brokerage fees are asserted against Sellers in connection with this transaction based upon alleged commitments made by Purchaser, Purchaser shall indemnify Seller against all such claims and reimburse Sellers for all reasonable expenses incurred in responding to such claims, including reasonable attorney's fees.

          (e) Purchaser agrees to indemify and save and hold harmless Sellers for any losses they may incur resulting from Purchaser's operation of the Properties after the date of Closing, notwithstanding that Purchaser is not the operator of record.

          (f)  Notwithstanding   anything  to  the  contrary  contained  herein,
Purchaser shall not be required to indemnify Sellers for matters resulting from a Seller's own gross negligence or willful misconduct.

          (g) The provisions of this Section 17 shall survive Closing.

     18. Environmental Matters. The Properties have been used for exploring, developing and producing oil and gas. Spills of wastes, crude oil, produced water, hazardous substances, and other materials may have occurred in the past on the lease or in connection with the Properties. There is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the Properties. It is the intent of Purchaser and Sellers that all liability associated with the above matters, as well as any liability to plug or replug such wells in accordance with the applicable rules, regulations and requirements of governmental agencies be passed to Purchaser at Closing and that Purchaser shall assume all liability for such matters and all claims related thereto, except in all instances for matters resulting from a Seller's own gross negligence or willful misconduct. Additionally, the Properties may contain asbestos, hazardous substances, or Naturally Occurring Radioactive Material ("NORM"). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; wells, materials and equipment located on the lease or included in the Properties may contain NORM; and NORM containing material may have been buried or otherwise disposed of on the Leases. Special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, hazardous substances and other materials from the Properties, and Purchaser assumes all liability for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with the applicable rules, regulations and requirements of governmental agencies. Notwithstanding the foregoing, Sellers acknowledge that Purchaser shall be entitled to seek adjustment to the Purchase Price for any environmental matters, including NORM, that could result in liability to Purchaser that Purchaser discovers during the Review Period.

     19. Like-Kind Exchange. Each Seller shall have the right to designate the sale of any of its respective interest in the Properties as a non-simultaneous like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. Each Seller reserve the right to assign its rights under this Agreement to a qualified intermediary in order to effect a like-kind exchange. Purchaser agrees to cooperate in the transfer of funds to effect this exchange; provided, however, that Sellers hereby agree to indemnify and hold Purchaser harmless from any and all liabilities, costs, claims or damages resulting from the exchange and each Seller acknowledges that any assignment of its rights pursuant to this
Section 19 shall not relieve it of any of its obligations to Purchaser under this Agreement. Sellers acknowledge that Purchaser makes no representation as to the tax consequences of such like-kind exchange and that such Seller has consulted its own tax counsel regarding the same.

     20. Seller Utilization of Production Facilities. Sellers reserve the right, upon mutual agreement with Purchaser, to have access to and utilize certain existing platform space, pipeline capacity and processing equipment (the "Production Facilities") which Sellers are conveying to Purchaser hereunder. If Sellers and Purchaser cannot mutually agree, the parties agree to allow a facilities design engineer who is familiar with the Production Facilities from Eagle Consulting, LLC of Gibson, Louisiana to determine if Sellers' request to utilize the Production Facilities can be accommodated by Purchaser without undue adverse impact upon Purchaser's operations. Said utilization of Production Facilities will be charged at Purchase's cost to Sellers. Purchaser will not charge Sellers any platform boarding, space utilization, throughput, processing, tariffs or any other fees or costs. Sellers will be responsible for all construction costs, equipment costs and Production Facility tie-in costs. Purchaser also agrees to provide lease operating (pumping) services at its cost for Sellers' wells which may be utilizing the Production Facilities. Sellers anticipate that they may utilize the Production Facilities at Sellers' platform located in South Pelto Block 1 and may need to utilize the Caillou Boca central facility water handling facilities and tie-in to a gas sales pipeline connecting to Texas Gas Transmission metering platform station No. 0667M. Sellers agree to indemnify Purchaser for all losses and liabilities Purchaser may incur pursuant to Sellers' utilization of the Production Facilities.

     21. Selling Group Representative. Each Seller hereby authorizes Bois D'Arc (the "Selling Group Representative") to make and receive payments hereunder on behalf of such Seller, to give and receive notices on behalf of such Seller hereunder (and promptly send copies of any notice to each affected Seller), to agree upon any adjustments to the Purchase Price hereunder consistent with the terms of this Agreement on behalf of such Seller, to agree to any extensions of the Closing Date on behalf of such Seller and to otherwise take such other actions on behalf of such Seller as may be necessary or desirable to effect the transactions contemplated hereby. Purchaser may rely upon any instrument executed or other action taken by the Seller Group Representative on behalf of Sellers pursuant to this Section 19 to the same extent as if such instrument had been executed or action had been taken by each Seller.

     22. Miscellaneous.

          (a) If any term or provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining terms and provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable term or provision there shall be added automatically to this Agreement a legal, valid and enforceable term or provision as similar as possible to the term or provision declared illegal, invalid or unenforceable.

          (b) Either Sellers or Purchaser shall have the right to waive any requirement contained in this Agreement, which is intended for the waiving party's benefit, but except as otherwise specifically provided herein, such waiver shall be effective only if in writing and executed by the party for whose benefit such requirement is intended; provided, however, that any such waiver shall not be construed as a waiver of any other benefit accruing to the waiving party hereunder.

          (c) The captions used in connection with this Agreement are for convenience only and shall not be deemed to expand or limit the meaning of the language of this Agreement.

          (d) Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular shall be held to include the plural, unless the context otherwise requires.

          (e) Any proposed press releases pertaining to the transactions contemplated hereby shall be approved by both parties prior to the publication of such press release; however, such approval shall not be unreasonably withheld by either of the parties. Notwithstanding the foregoing, either party shall be permitted to make such public disclosures pertaining to this matter as may be required, in the reasonable opinion of counsel for such party, to comply with applicable state and federal securities laws.

          (f) Sellers agree that, on or before the Closing, they will not carry on any negotiations with any third party, for the sale or transfer of the Property, without the prior written consent of Purchaser.

          (g) This Agreement and all of the transactions contemplated herein shall be governed by and construed in accordance with the laws of the State of Louisiana.

          (h) This Agreement embodies the entire agreement between Sellers and Purchaser with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral.

          (i) Except as otherwise specifically provided herein, this Agreement may not be amended except by an agreement in writing executed by Sellers and Purchaser.

          (j) This Agreement shall be binding upon and inure to the benefit of Sellers and Purchaser and their respective legal representatives, successors and assigns. It is expressly understood and agreed that Purchaser's rights hereunder are freely assignable, and the term "Purchaser" as used in this Agreement shall mean and include Purchaser's successors and assigns.

          (k) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be one and the same instrument.

          (l) In addition to the acts and deeds recited herein and contemplated to be performed, Sellers and Purchaser hereby agree to perform, execute and/or deliver at and after Closing any and all such further acts, deeds and assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

          (m) This Agreement may be executed in counterpart by each of the parties hereto as if each had executed the same copy hereof, and each counterpart, when fully executed, shall constitute an original for all purposes.

          (n) It is understood and agreed that in the event any of the working interest owners of the Properties do not join in the sale of the Properties pursuant to this Agreement, but such working interest owners within four (4) months following the date of Closing sell or contractually agree to sell (and such sale is thereafter consummated) to Purchaser their interest in the Properties for a greater price than paid to Sellers hereunder, Purchaser agrees to pay Sellers hereunder the difference between the price paid to Sellers hereunder and the price paid to such working interest owners subsequently.

          (o) In the event Purchaser charges a third party a tariff, charge or other fee ("Transportation Fees") for use of the La Cuisine pipeline, La Cuisine shall be entitled to 45% of all Transportation Fees received by Purchaser.

EXECUTED as of the date first above written.

                                   PURCHASER:

                                   COMSTOCK OIL & GAS -- LOUISIANA, INC.


                                    By:/s/M. JAY ALLISON
                                    --------------------
                                      M. Jay Allison
                                      President and Chief
                                      Executive Officer


                                   SELLERS:

                                   BOIS D'ARC RESOURCES


                                   By:/s/WAYNE L. LAUFER
                                  -----------------------
                                      Wayne L. Laufer
                                      Partner


                                   By:/s/GARY W. BLACKIE
                                   ----------------------
                                      Gary W. Blackie
                                      Partner


                                   BOIS D'ARC OFFSHORE, LLC


                                   By:/s/WAYNE L. LAUFER
                                   -----------------------
                                   Title: Manager


                                   GARY W. AND SALLY L. BLACKIE,
                                   Husband and Wife


                                   /s/GARY W. BLACKIE
                                   --------------------

                                   /s/SALLY L. BLACKIE
                                   --------------------

                                   /s/WAYNE L. LAUFER, D.P.D.A.
                                   ---------------------------
                                   SALLY LAUFER BRADY


                                   /s/DR. B CHANDRASEKHAR
                                   --------------------
                                   DR. B. CHANDRASEKHAR


                                   /s/NEAL CLEMENT
                                   ---------------------
                                   NEAL CLEMENT


                                   /s/JOHN T. COOK
                                   ---------------------
                                   JOHN T. COOK


                                   DALLAS PETROLEUM PARTNERS


                                   By:----------------------
                                   Title:-------------------


                                   ELIM CORPORATION


                                   By:/s/NEAL CLEMENT
                                   -------------------------
                                   Title:Partner


                                   -------------------------
                                   PAIGE PRICE FRANKLIN


                                   GRINER OIL & GAS


                                   By:/s/CHARLES H. GRINER, JR.
                                   ----------------------------
                                   Title:Secretary


                                   LESTER HADDOX, INC.


                                   By:/s/LESTER HADDOX
                                   ---------------------------
                                   Title:President

                                   /s/D. M. HARRIS
                                   -----------------------------
                                   D. MICHAEL HARRIS, Husband of
                                   KAROL KAYE HARRIS


                                   HAP HEDERMAN OIL & GAS


                                   By:/s/HAP HEDERMAN
                                   ------------------------
                                   Partner


                                   CARL HERRIN OIL & GAS


                                   By:/s/CARL HERRIN
                                   -------------------------
                                   Title:Partner


                                   LATTA PRICE HERRING

                                   -------------------------


                                   JIMX INC.


                                   By:-----------------------
                                   Title:


                                   JAY PETROLEUM INVESTMENTS,
                                   A PARTNERSHIP

                                   By:/s/WILLIAM LANGFORD
                                   --------------------------
                                   Title:Managing Partner


                                   LA CUISINE PIPELINE


                                   By:/s/WAYNE LAUFER
                                   --------------------------
                                   Title:President

                                   WAYNE L. AND GAYLE LAUFER,
                                   Husband and Wife

                                   /s/WAYNE L. LAUFER
                                   --------------------------

                                   /s/GAYLE M. LAUFER
                                   --------------------------


                                   LAVA EXPLORATION, INC.


                                   By:/s/STEPHEN L. HUGHEY
                                   --------------------------
                                   Title:President



                                   MARATHON ENERGY


                                   By:-----------------------
                                   Title:


                                   METROW ENERGY, LLC


                                   By:/s/
                                   --------------------------
                                   Title:


                                   /s/ARTHUR J. PASMAS
                                   --------------------------
                                   ARTHUR J. PASMAS


                                   /s/RICHARD PRICE
                                   --------------------------
                                   RICHARD PRICE


                                   PROBE RESOURCES


                                   By:/s/B.R.EUBANKS
                                   --------------------------
                                   Title:President

                                   RETLAW OIL & GAS, INC.


                                   By:/s/BARBARA B. SULLIVAN
                                   ---------------------------
                                   Title:President


                                   SAGE OIL


                                   By:/s/
                                   --------------------------
                                   Title:


                                   HOWARD E. STOVER


                                   STOVER PROPERTIES, LP


                                   By:/s/HOWARD E. STOVER
                                   --------------------------
                                   Title:General Partner


                                   TENKAY RESOURCES, INC.

                                   Subject to the attached addendum A
                                   By:/s/D. KEITH CREWS
                                   --------------------------
                                   Title:VICE PRESIDENT


                                   WING & ASSOCIATES


                                   By:/s/R.WING
                                   --------------------------
                                   Title:Owner